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                                                                    EXHIBIT 20.1


  [COLUMBIA/HCA HEALTHCARE CORPORATION NEWS RELEASE LETTERHEAD APPEARS HERE]

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                                                FOR IMMEDIATE RELEASE


INVESTOR CONTACT:                                    MEDIA CONTACT:
Victor L. Campbell                                   Jeff Prescott
(615) 344-2053                                       (615) 344-5708


                  COLUMBIA/HCA, VALUE HEALTH MERGER COMPLETED

NASHVILLE, Tenn. Aug. 6, 1997 - Columbia/HCA Healthcare Corporation (NYSE: COL) today announced the completion of its merger with Avon, Conn.-based Value Health Inc. (NYSE: VH).

     The transaction was finalized today when Columbia purchased the outstanding shares of Value Health common stock for $20.50 per share.

     The merger includes Value Health's four business units: ValueRx, one of the nation's largest independent pharmacy benefit management companies; Value Behavioral Health, one of the nation's largest providers of managed behavioral healthcare; Community Care Network/MedView, a workers' compensation and group health network and cost management company; and Value Health Sciences, an information technology company which develops disease management programs.

     "We are pleased to welcome Value Health and its employees to Columbia/HCA," said Thomas F. Frist, Jr., M.D., Chairman and Chief Executive Officer of Columbia/HCA.

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